Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL CORPORATION ANNOUNCES

PRICING OF SENIOR NOTES OFFERINGS

Wallingford, Connecticut, October 27, 2025. Amphenol Corporation (NYSE: APH) (the “Company”) announced today the pricing of its offering of $500 million aggregate principal amount of floating rate senior notes due 2027 (the “floating rate notes”), $750 million aggregate principal amount of senior notes due 2027 (the “2027 notes”), $750 million aggregate principal amount of senior notes due 2028 (the “2028 notes”), $1,000 million aggregate principal amount of senior notes due 2030 (the “2030 notes”), $1,250 million aggregate principal amount of senior notes due 2033 (the “2033 notes”), $1,600 million aggregate principal amount of senior notes due 2036 (the “2036 notes”) and $1,650 million aggregate principal amount of senior notes due 2055 (the “2055 notes”, and together with the floating rate notes, the 2027 notes, the 2028 notes, the 2030 notes, the 2033 notes and the 2036 notes, the “Notes”). The floating rate notes will bear interest at a floating rate, reset quarterly, equal to Compounded SOFR, plus 0.53% per annum. The 2027 notes will have an interest rate of 3.800% per annum, the 2028 notes will have an interest rate of 3.900% per annum, the 2030 notes will have an interest rate of 4.125% per annum, the 2033 notes will have an interest rate of 4.400% per annum, the 2036 notes will have an interest rate of 4.625% per annum and the 2055 notes will have an interest rate of 5.300% per annum. The closing of the offering is expected to occur on November 10, 2025, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering of the Notes, together with cash on hand, borrowings under its three-year unsecured delayed draw term loan credit agreement and its 364-day unsecured delayed draw term loan credit agreement (together referred to as the “Delayed Draw Term Loan Facilities”) and/or borrowings under its U.S. commercial paper program, to pay the cash consideration for the Company’s pending acquisition of CommScope Holding Company, Inc.’s Connectivity and Cable Solutions businesses, specifically the Data Center Connectivity Solutions business, the Broadband Communications business and the Building Connectivity Solutions business (the “CCS Acquisition”) and the payment of fees and expenses related to the CCS Acquisition. Aggregate borrowings under the Delayed Draw Term Loan Facilities and the Company’s U.S. commercial paper program are not expected to exceed the amounts available to be drawn under the Delayed Draw Term Loan Facilities.

The Notes of each series are expected to be subject to a special mandatory redemption (at a price equal to 101% of the principal amount of each series of the Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the special mandatory redemption date) under certain circumstances if the CommScope Acquisition is not consummated or is not consummated by an agreed upon date.

J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Mizuho Securities USA LLC, BofA Securities, Inc., Citigroup Global Markets Inc., TD Securities (USA) LLC, Barclays Capital Inc., Commerz Markets LLC, Goldman Sachs & Co. LLC and HSBC Securities (USA) Inc. are serving as the joint book-running managers for the offering of each series of the Notes.

The Notes are being offered pursuant to the Company’s effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of this offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from J.P. Morgan Securities LLC toll-free at 1-212-834-4533, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Mizuho Securities USA LLC toll-free at 1-866-271-7403 and BofA Securities, Inc. toll-free at 1-800-294-1322.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor will there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, solicitation or sale of the Notes will be made only by means of the prospectus supplement and the accompanying prospectus.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Commercial Aerospace, Communications Networks, Defense, Industrial, Information Technology and Data Communications and Mobile Devices. For more information, visit www.amphenol.com.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward- looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Details regarding various significant risks and uncertainties that may affect our operating and financial performance can be found in the Company’s latest Annual Report on Form 10-K and the Company’s subsequent filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com